Exhibit 99.1

Contacts:	Carl M. Mills Chief Financial Officer (408) 990-4000 cmills@quicklogic.com	Kristine Mozes Mozes Communications (781) 652-8875 kristine@mozescomm.com

QuickLogic Receives Nasdaq Notice Regarding Delayed Filing of Form 10-Q

SUNNYVALE, Calif. — August 16, 2006 — QuickLogic Corporation (NASDAQ: QUIK), the lowest power programmable logic leader, today announced that it received a Nasdaq Staff Determination on August 14, 2006 stating that the Company is not in compliance with Nasdaq Marketplace Rule 4310(c)(14) because it has not timely filed its Quarterly Report on Form 10-Q for the quarter ended July 2, 2006. The Nasdaq Staff Determination notice indicated that QuickLogic’s common stock will be delisted from The Nasdaq Global Market unless QuickLogic requests a hearing before a Nasdaq Listing Qualifications Panel. Accordingly, QuickLogic will request a hearing to review the Nasdaq Staff Determination. Pending a decision by the hearing panel, QuickLogic’s common stock will remain listed on The Nasdaq Global Market. However, there can be no assurance that the hearing panel will grant the Company’s request for continued listing.

On July 26, 2006, QuickLogic announced that the Audit Committee of its Board of Directors had asked the Company to initiate a review of its stock option practices and the related accounting and that, due to the internal review, it may not be able to file its Form 10-Q for the second quarter of 2006 by the due date. At that time, the Company also contacted the Securities and Exchange Commission (the “SEC”) to inform the SEC about its pending announcement of the internal review. In response, the SEC sent the Company an informal inquiry on August 1, 2006 requesting certain documents and information relating to the Company’s policies, practices, procedures and public disclosures regarding its stock option grants and related accounting. The Company intends to cooperate fully with the SEC. As the review is underway, the impact to the Company’s historical financial statements, if any, is not yet known. The Company intends to file its Form 10-Q as soon as practicable after completion of the internal review.

About QuickLogic

QuickLogic Corporation (NASDAQ: QUIK) is the leading provider of the lowest power programmable logic solutions for the portable consumer, industrial, communications and military markets. The Company is located at 1277 Orleans Drive, Sunnyvale, CA 94089-1138. For more information, please visit the QuickLogic web site at www.quicklogic.com.

Safe Harbor Statement Under The Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made by the Company relating its plans to request a hearing before a Nasdaq Listing Qualifications Panel as well as its review of its historical stock option grants. These forward-looking statements are only predictions based on current information and expectations and are subject to certain risks and uncertainties, including, but not limited to the outcome of the review of our historical stock option grants and related accounting; the impact of any actions that may be taken or required as a result of such review, including potential accounting adjustments for historical stock option expenses; the effect of our failure to timely file all required reports under the Securities Exchange Act of 1934, as amended; the potential delisting of our common stock from The Nasdaq Global Market; the outcome of the SEC informal inquiry; the risks that may be associated with potential claims or proceedings relating to such matters, including shareholder litigation and formal action by the SEC or other governmental agencies; and that, as a result of such failure to file reports with the SEC, the Company may be subject to claims that it is in default under or in breach of existing contractual obligations.

Additional risks are described in the Company’s public reports filed with the Securities and Exchange Commission, including the risks discussed in the “Risk Factors” section in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in the Company’s prior press releases.  The forward-looking statements in this release speak only as of the date they are made, and the Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

The QuickLogic name and logo are registered trademarks of QuickLogic Corporation. All other brands or trademarks are the property of their respective holders and should be treated as such. Our wirewatch code is QUIK-G.

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